Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Janak M. Amin
President and Chief Executive Officer
Prosper Bank
(610) 384-8282

PB BANKSHARES, INC. ANNOUNCES EXPECTED CONVERSION CLOSING DATE AND STOCK OFFERING RESULTS

Coatesville, Pennsylvania, July 12, 2021 — PB Bankshares, Inc. (the “Company”), the proposed holding company for Prosper Bank (the “Bank”), announced today, that subject to the satisfaction of customary closing conditions, it intends to close the mutual-to-stock conversion of the Bank and the related stock offering of the Company on July 14, 2021, at which time the Company will become the holding company of the Bank.  The shares of common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on July 15, 2021 under the ticker symbol “PBBK.”

The Company expects to sell 2,777,250 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $27.8 million.  The offering was oversubscribed in the first category of the subscription offering by eligible account holders as of December 31, 2019.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Bank’s Plan of Conversion.  The Bank’s Employee Stock Ownership Plan (the “ESOP”), supplemental eligible account holders of the Bank as of March 31, 2021, and other depositors of the Bank as of April 30, 2021 will not have their orders filled. If any subscriber would like to confirm his/her allocation prior to the closing of the offering, a subscriber may contact the stock information center at (844) 302-2265 from 10:00 a.m. until 4:00 p.m., Eastern Time, beginning on Tuesday, July 13, 2021. The ESOP intends to purchase up to 8% of the Company’s outstanding shares of common stock in the open market, depending on market conditions and other factors.

Direct Registration Statements reflecting the shares purchased in the subscription offering and refund checks for any subscribers not receiving all or part of shares ordered (with interest) are expected to be mailed on or about July 15, 2021.

Piper Sandler & Co. is the Company’s selling agent in the offering. Luse Gorman, PC is serving as legal counsel to the Company and the Bank. Silver, Freedman, Taff & Tiernan, LLP is serving as legal counsel to Piper Sandler & Co.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements
Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.
These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.
The Company and the Bank caution prospective investors not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
About PB Bankshares, Inc. and Prosper Bank

PB Bankshares, Inc. will be the stock holding company for Prosper Bank upon the completion of the conversion and related stock offering. Prosper Bank was founded in 1919 and currently operates four banking offices and one loan production office in Chester, Lancaster and Dauphin Counties, Pennsylvania.